Press Release For immediate release Brandon Burke, Investor Relations Graham Galt, Media Relations 404-439-3468 404-439-3070

Invesco Reports Results for the Three Months Ended March 31, 2018
Continued strong, long-term investment performance
Increased quarterly dividend 3.4% to $0.30
Operating margin of 23.7%; adjusted operating margin of 37.3%
Diluted EPS $0.62; adjusted diluted EPS $0.67
Completed acquisition of Guggenheim Investments' ETF business on April 6, 2018

Atlanta, April 26, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2018.

“The addition of Guggenheim’s products to Invesco’s strong and diversified range of active, passive and alternative capabilities further enhances our ability to meet the investment needs of our clients and will contribute to the growth and momentum of our ETF business,” said Martin L. Flanagan, president and CEO of Invesco.  “Strong long-term investment performance and our focus on clients extended our nine years of positive net flows while  continued investment in our differentiated capabilities further solidified our long-term competitive advantage.  Reflecting the strength of our business and our focus on providing a high level of value to shareholders, we’re pleased to announce a 3.4% increase in our quarterly dividend to $0.30 per share.”

	Q1-18		Q4-17		Q1-18 vs. Q4-17	Q1-17		Q1-18 vs. Q1-17

U.S. GAAP Financial Measures
Operating revenues	$1,355.8	m	$1,375.6	m	(1.4)%	$1,192.6	m	13.7%
Operating income	$321.1	m	$342.6	m	(6.3)%	$257.9	m	24.5%
Operating margin	23.7%		24.9%			21.6%
Net income attributable to Invesco Ltd.	$253.9	m	$408.2	m	(37.8)%	$212.0	m	19.8%
Diluted EPS	$0.62		$0.99		(37.4)%	$0.52		19.2%

Adjusted Financial Measures(1)
Net revenues	$958.0	m	$1,004.9	m	(4.7)%	$867.1	m	10.5%
Adjusted operating income	$357.3	m	$397.5	m	(10.1)%	$326.4	m	9.5%
Adjusted operating margin	37.3%		39.6%			37.6%
Adjusted net income attributable to Invesco Ltd.	$273.9	m	$299.1	m	(8.4)%	$250.5	m	9.3%
Adjusted diluted EPS	$0.67		$0.73		(8.2)%	$0.61		9.8%

Assets Under Management
Ending AUM	$934.2	bn	$937.6	bn	(0.4)%	$834.8	bn	11.9%
Average AUM	$951.3	bn	$930.3	bn	2.3%	$829.8	bn	14.6%
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 8 through 10 for a reconciliation to their most directly comparable U.S. GAAP measures.

Completed Acquisition of Guggenheim Investments' ETF business

On April 6, the company completed its previously announced acquisition of Guggenheim Investments’ exchange-traded funds (ETF) business, which consists of $38.1 billion of assets under management (at date of acquisition).

The acquisition strengthens Invesco’s market-leading ETF capabilities as well as the firm’s efforts to meet the needs of institutional and retail clients in the US and across the globe, which will contribute further to the growth and long-term success of the business. With this acquisition, Invesco’s ETF assets under management total $211.8 billion globally (as of March 31, 2018).

The aggregate purchase price paid by Invesco upon completion of the transaction was $1.2 billion.

Assets Under Management

Total assets under management (AUM) at March 31, 2018, were $934.2 billion (December 31, 2017: $937.6 billion), a decrease of $3.4 billion during the first quarter. Long-term net inflows were $0.3 billion and total net inflows were $0.3 billion for the first quarter.

Summary of net flows (in billions)	Q1-18	Q4-17	Q1-17
Active	($1.5)	($2.3)	($0.5)
Passive	1.8	0.8	2.1
Long-term net flows (1)	0.3	(1.5)	1.6
Non-management fee earning AUM	(0.4)	1.6	1.2
Institutional money market	0.4	(3.3)	(8.1)
Total net flows	$0.3	($3.2)	($5.3)

Annualized long-term organic growth rate (2)	0.2%	(0.8%)	1.0%

(1)
In 2018, in response to investor feedback, the company reverted to its historical presentation of long-term net flows, which excludes reinvested distributions. To enhance transparency, reinvested distributions will be shown in a separate line in the AUM tables. The fourth quarter 2017 has been reclassified to conform with the current presentation. For periods prior to the third quarter of 2017, reinvested distributions were included in market gains and losses.

(2)
Annualized long-term organic growth rate is calculated using long-term net flows (annualized) divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market and non-management fee earning AUM.

Net market losses led to decreases of $12.2 billion in AUM during the first quarter, compared to net market gains of $14.9 billion in the fourth quarter. Reinvested distributions for the first quarter were $0.6 billion compared to $5.9 billion for the fourth quarter. Foreign exchange rate movements led to a $7.9 billion increase in AUM during the first quarter, compared to a $2.5 billion increase in the fourth quarter. Average AUM during the first quarter were $951.3 billion, compared to $930.3 billion for the fourth quarter, an increase of 2.3%. Further analysis is included in the supplementary schedules to this release.

Operating Results

This section discusses the company's first quarter 2018 results, as compared to the fourth quarter 2017, and comments on significant items that have impacted the company's results as presented in accordance with U.S. GAAP. The company adopted required changes in revenue accounting rules as of January 1, 2018. The company's adoption methodology impacts only the 2018 period, and these impacts are quantified in the table below.

(in millions)	Three months ended March 31, 2018	Three months ended December 31, 2017	Variance	Increases/(decreases) related to Revenue Recognition changes	Variance (Excluding impact of Revenue Recognition changes)
Operating revenues:
Investment management fees	$1,043.7	$1,098.7	($55.0)	($53.8)	($1.2)
Service and distribution fees	246.1	217.5	28.6	32.4	(3.8)
Performance fees	9.1	43.0	(33.9)	—	(33.9)
Other	56.9	16.4	40.5	41.0	(0.5)
Total operating revenues	1,355.8	1,375.6	(19.8)	19.6	(39.4)

Operating expenses:
Third-party distribution, service and advisory	419.1	390.9	28.2	23.8	4.4
Employee compensation	390.4	383.6	6.8	—	6.8
Marketing	28.1	40.7	(12.6)	—	(12.6)
Property, office and technology	102.2	102.8	(0.6)	—	(0.6)
General and administrative	94.9	115.0	(20.1)	(4.2)	(15.9)
Total operating expenses	1,034.7	1,033.0	1.7	19.6	(17.9)
Operating income	$321.1	$342.6	($21.5)	$—	($21.5)
Gross revenue yield on AUM (1)	57.6 bps	59.7 bps	(2.1 bps)	0.8 bps	(2.9 bps)

Adjusted Financial Measures(2)
Net revenues	$958.0	$1,004.9	($46.9)	($4.2)	($42.7)
Adjusted operating income	$357.3	$397.5	($40.2)	$—	($40.2)
Net revenue yield on AUM	40.3 bps	43.2 bps	(2.9 bps)	(0.2 bps)	(2.7 bps)

(1) See note (c) on page 15 for calculation of gross revenue yield on AUM. Gross revenue yield is not used by management for the reasons provided in this note.
(2) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 8 through 10 for a reconciliation to their most directly comparable U.S. GAAP measures.

Operating revenues decreased $19.8 million in the first quarter. The change in revenue recognition rules increased first quarter 2018 operating revenues by $19.6 million. Excluding the change in revenue accounting rules, operating revenues decreased $39.4 million. Foreign exchange rate changes increased first quarter operating revenues by $16.7 million compared to the fourth quarter.

Investment management fees decreased $55.0 million in the first quarter. The change in revenue recognition rules decreased first quarter 2018 investment management fees by $53.8 million. Excluding the change in revenue accounting rules, investment management fees decreased by $1.2 million. The decrease reflects two fewer days during the first quarter, offset by higher average AUM and the impact of foreign exchange. Foreign exchange rate changes increased first quarter investment management fees by $16.2 million compared to the fourth quarter.

Service and distribution fees increased $28.6 million in the first quarter. The change in revenue recognition rules increased first quarter 2018 service and distribution fees $32.4 million. Excluding the change in revenue accounting rules, service and distribution fees decreased by $3.8 million, reflecting lower day count.

Performance fees decreased $33.9 million compared to the fourth quarter. Performance fees recorded in the first quarter were primarily generated by our real estate, U.K. equity, and bank loan teams.

Other revenues increased $40.5 million in the first quarter. The change in revenue recognition rules increased first quarter 2018 other revenues $41.0 million. Excluding the change in revenue accounting rules, other revenues decreased by $0.5 million.

Operating expenses increased $1.7 million in the first quarter. The change in revenue recognition rules increased first quarter 2018 operating expenses $19.6 million. Excluding the change in revenue accounting rules, operating expenses decreased $17.9 million. Business optimization charges were $8.2 million in the first quarter, compared to $9.0 million in the fourth quarter. Total costs of these initiatives at completion are estimated to be up to $158 million, of which approximately $27 million related to a large-scale outsourcing project remains to be incurred through 2018. As of the end of the first quarter, this initiative has produced annualized run-rate expense savings of $45 million, and by completion in 2018, the annualized run-rate savings is expected to be up to $65 million. Foreign exchange rate changes increased first quarter operating expenses by $10.0 million when compared to the fourth quarter.

Third-party distribution, service and advisory expenses increased $28.2 million. The change in revenue recognition rules increased third-party distribution, service and advisory expenses $23.8 million. Excluding the change in revenue accounting rules, third-party distribution, service and advisory expenses increased by $4.4 million. Foreign exchange rate changes increased first quarter third-party distribution, service and advisory expenses by $1.1 million when compared to the fourth quarter.

Employee compensation expenses increased by $6.8 million compared to the fourth quarter. The first quarter reflects a seasonal increase in payroll tax and employee benefit costs, partially offset by decreases in variable compensation costs. Staff severance costs related to business optimization were $4.3 million in the first quarter compared to $2.8 million in the fourth quarter. Foreign exchange rate changes increased first quarter employee compensation expenses by $5.4 million when compared to the fourth quarter.

Marketing expenses decreased by $12.6 million compared to the fourth quarter, reflecting the seasonal decrease from fourth quarter client events and marketing campaigns.

Property, office and technology expenses decreased $0.6 million compared to the fourth quarter.

General and administrative expenses decreased $20.1 million in the first quarter. The change in revenue recognition rules decreased general and administrative expenses $4.2 million. Excluding the change in revenue accounting rules, general and administrative expenses decreased by $15.9 million, due to decreased legal and regulatory costs, as well as lower irrecoverable taxes, travel costs and acquisition-related amortization expense as compared to the fourth quarter. Foreign exchange rate changes increased first quarter general and administrative expenses by $1.7 million when compared to the fourth quarter.

Equity in earnings of unconsolidated affiliates increased $6.1 million compared to the fourth quarter primarily from increases in earnings from our real estate investments. Non-operating other income and expenses in the first quarter also included a $27.2 million net gain comprised of market-driven gains and losses of investments held by consolidated investment products (CIP) and net interest income of CIP (fourth quarter: $44.8 million gain).

Other gains and losses, net was a loss in the first quarter of $5.4 million compared to a gain of $25.6 million in the fourth quarter. The components and variances are included in the table below:

Summary of Other gains and losses, net (in millions)	Q1-18	Q4-17	Change
Investment gains/(losses)	($2.4)	$12.0	($14.4)
Market valuation gains/(losses) in deferred compensation plan investments	(4.0)	3.7	(7.7)
Market valuation gains/(losses) on acquisition-related contingent consideration	0.4	7.4	(7.0)
Other gain/(loss) items	0.6	2.5	(1.9)
	($5.4)	$25.6	($31.0)

The effective tax rate was a 20.5% charge for the first quarter, compared to a 5.8% tax benefit for the fourth quarter. The fourth quarter 2017 included a $130.7 million (33.9%) tax benefit related to the revaluation of deferred tax assets and liabilities following the Tax Cuts and Jobs Act (the "2017 Tax Act") enacted in the United States. First quarter 2018 includes a 5.6% tax rate reduction as a result of lower Federal tax rates effective January 1, 2018.

The impact of the inclusion of non-controlling interests in CIP decreased our effective tax rate by 0.7% for the first quarter, compared to an increase of 0.2% for the fourth quarter.

Capital Management

As of March 31, 2018, the company's cash and cash equivalents were $1,861.5 million, with long-term debt of $2,076.4 million. The credit facility balance was zero at March 31, 2018 and December 31, 2017.

As previously announced, the company completed its acquisition of the Guggenheim Investments' ETF business on April 6, 2018, for a purchase price of $1.2 billion. To fund the purchase, the company borrowed approximately $835 million on its credit facility in early April 2018. The company plans to repay the amount borrowed over the course of 2018, returning leverage ratios to pre-acquisition levels, through the continued curtailment of open market share repurchases. As a result, the company has not repurchased common shares in the open market to date in 2018.

Dividends paid in the first quarter were $119.6 million. Today, the company is announcing a first quarter cash dividend of 30.0 cents. The dividend is payable on June 1, 2018, to shareholders of record at the close of business on May 11, 2018, with an ex-dividend date of May 10, 2018.

Headcount

As of March 31, 2018, the company had 7,134 employees, compared to 7,030 employees as of December 31, 2017.

# # #

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, April 26, 2018, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers. An audio replay of the conference call will be available until Thursday, May 10, 2018 at 5:00 p.m. ET by calling 1-800-884-1530 for U.S. and Canadian callers or 1-402-220-3007 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and their potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-18	Q4-17	% Change	Q1-17	% Change
Operating revenues:
Investment management fees	$1,043.7	$1,098.7	(5.0)%	$955.2	9.3%
Service and distribution fees	246.1	217.5	13.1%	206.4	19.2%
Performance fees	9.1	43.0	(78.8)%	11.3	(19.5)%
Other	56.9	16.4	247.0%	19.7	188.8%
Total operating revenues	1,355.8	1,375.6	(1.4)%	1,192.6	13.7%
Operating expenses:
Third-party distribution, service and advisory	419.1	390.9	7.2%	349.3	20.0%
Employee compensation	390.4	383.6	1.8%	397.5	(1.8)%
Marketing	28.1	40.7	(31.0)%	24.4	15.2%
Property, office and technology	102.2	102.8	(0.6)%	85.5	19.5%
General and administrative	94.9	115.0	(17.5)%	78.0	21.7%
Total operating expenses	1,034.7	1,033.0	0.2%	934.7	10.7%
Operating income	321.1	342.6	(6.3)%	257.9	24.5%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	9.7	3.6	169.4%	17.7	(45.2)%
Interest and dividend income	4.2	6.4	(34.4)%	2.9	44.8%
Interest expense	(23.2)	(23.6)	(1.7)%	(24.0)	(3.3)%
Other gains and losses, net	(5.4)	25.6	N/A	6.9	N/A
Other income/(expense) of CIP, net	27.2	44.8	(39.3)%	28.5	(4.6)%
Income before income taxes	333.6	399.4	(16.5)%	289.9	15.1%
Income tax provision	(68.4)	23.2	N/A	(75.7)	(9.6)%
Net income	265.2	422.6	(37.2)%	214.2	23.8%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(11.3)	(14.4)	(21.5)%	(2.2)	413.6%
Net income attributable to Invesco Ltd.	$253.9	$408.2	(37.8)%	$212.0	19.8%
Earnings per share:
---basic	$0.62	$1.00	(38.0)%	$0.52	19.2%
---diluted	$0.62	$0.99	(37.4)%	$0.52	19.2%

Average shares outstanding:
---basic	411.3	410.0	0.3%	407.7	0.9%
---diluted	411.8	410.6	0.3%	408.0	0.9%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts and assist the Board of Directors and management in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-18	Q4-17	Q1-17
Operating revenues, U.S. GAAP basis	$1,355.8	$1,375.6	$1,192.6
Proportional share of revenues, net of third-party distribution, service and advisory expenses, from joint venture investments	14.3	13.5	10.6
Third party distribution, service and advisory expenses	(419.1)	(390.9)	(349.3)
CIP	7.0	6.7	13.2
Net revenues	$958.0	$1,004.9	$867.1

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-18	Q4-17	Q1-17
Operating income, U.S. GAAP basis	$321.1	$342.6	$257.9
Proportional share of net operating income from joint venture investments	5.9	6.0	1.3
CIP	10.2	12.0	12.0
Business combinations	10.3	21.7	5.1
Compensation expense related to market valuation changes in deferred compensation plans	1.6	6.2	5.7
Business optimization expenses	8.2	9.0	24.7
Senior executive retirement and related costs	—	—	19.7
Adjusted operating income	$357.3	$397.5	$326.4

Operating margin (1)	23.7%	24.9%	21.6%
Adjusted operating margin (2)	37.3%	39.6%	37.6%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-18	Q4-17	Q1-17
Net income attributable to Invesco Ltd., U.S. GAAP basis	$253.9	$408.2	$212.0
CIP	(0.6)	(0.8)	(5.7)
Business combinations:
Changes in the fair value of contingent consideration	(0.4)	(7.5)	(0.5)
Other business combination-related adjustments	10.3	21.7	5.1
Deferred compensation plan market valuation changes and dividend income less compensation expense	5.3	0.2	(4.5)
Business optimization expenses	8.2	9.0	24.7
Senior executive retirement and related costs	—	—	19.7
Foreign exchange hedge	(1.5)	(0.9)	13.9

Taxation:
Revaluation of deferred taxes resulting from 2017 Tax Act	—	(130.7)	—
Taxation on business combinations	1.5	2.8	4.1
Taxation on deferred compensation plan market valuation changes and dividend income less compensation expense	(1.2)	(0.1)	1.6
Taxation on business optimization charges	(2.0)	(3.1)	(8.7)
Taxation on senior executive retirement and related costs	—	—	(5.9)
Taxation on foreign exchange hedge	0.4	0.3	(5.3)
Adjusted net income attributable to Invesco Ltd. (3)	$273.9	$299.1	$250.5

Average shares outstanding - diluted	411.8	410.6	408.0
Diluted EPS	$0.62	$0.99	$0.52
Adjusted diluted EPS (4)	$0.67	$0.73	$0.61
____________

(1)	Operating margin is equal to operating income divided by operating revenues.

(2)	Adjusted operating margin is equal to adjusted operating income divided by net revenues.

(3)
The effective tax rate on adjusted net income attributable to Invesco Ltd. is 20.6% (fourth quarter: 26.7%; first quarter 2017: 26.6%). First quarter 2018 includes a 6.1% tax rate reduction as a result of lower Federal tax rates effective January 1, 2018.

(4)
Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted shares outstanding. There is no difference between the calculated earnings per share amounts presented above and the calculated earnings per share amounts under the two class method.

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-18	Q4-17	Q1-17
Operating expenses, U.S. GAAP basis	$1,034.7	$1,033.0	$934.7
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	8.4	7.5	9.3
Third party distribution, service and advisory expenses	(419.1)	(390.9)	(349.3)
CIP	(3.2)	(5.3)	1.2
Business combinations	(10.3)	(21.7)	(5.1)
Compensation expense related to market valuation changes in deferred compensation plans	(1.6)	(6.2)	(5.7)
Business optimization	(8.2)	(9.0)	(24.7)
Senior executive retirement and related costs	—	—	(19.7)
Adjusted operating expenses	$600.7	$607.4	$540.7

Employee compensation, U.S. GAAP basis	$390.4	$383.6	$397.5
Proportional consolidation of joint ventures	5.9	4.8	5.1
Business combinations	(0.9)	(1.4)	(1.1)
Market appreciation/depreciation of deferred compensation awards	(1.6)	(6.2)	(5.7)
Business optimization	(4.3)	(2.8)	(15.7)
Senior executive retirement and related costs	—	—	(18.3)
Adjusted employee compensation	$389.5	$378.0	$361.8

Marketing, U.S. GAAP basis	$28.1	$40.7	$24.4
Proportional consolidation of joint ventures	0.7	1.0	0.6
Business combinations	(0.1)	(1.9)	—
Adjusted marketing	$28.7	$39.8	$25.0

Property, office and technology, U.S. GAAP basis	$102.2	$102.8	$85.5
Proportional consolidation of joint ventures	1.1	1.3	0.9
Business combinations	(2.0)	(2.8)	—
Business optimization	—	(0.5)	(0.8)
Adjusted property, office and technology	$101.3	$100.8	$85.6

General and administrative, U.S. GAAP basis	$94.9	$115.0	$78.0
Proportional consolidation of joint ventures	0.7	0.4	2.7
Business combinations	(7.3)	(15.6)	(4.0)
CIP	(3.2)	(5.3)	1.2
Business optimization	(3.9)	(5.7)	(8.2)
Senior executive retirement and related costs	—	—	(1.4)
Adjusted general and administrative	$81.2	$88.8	$68.3

Invesco Ltd.
Quarterly Assets Under Management

(in billions)	Q1-18		Q4-17		% Change	Q1-17
Beginning Assets	$937.6		$917.5		2.2%	$812.9
Long-term inflows (a)	56.6		50.8		11.4%	46.4
Long-term outflows	(56.3)		(52.3)		7.6%	(44.8)
Long-term net flows	0.3		(1.5)		N/A	1.6
Net flows in non-management fee earning AUM (b)	(0.4)		1.6		N/A	1.2
Net flows in institutional money market funds	0.4		(3.3)		N/A	(8.1)
Total net flows	0.3		(3.2)		N/A	(5.3)
Reinvested distributions (a)	0.6		5.9		(89.8)%	N/A
Market gains and losses (a)	(12.2)		14.9		N/A	23.1
Foreign currency translation	7.9		2.5		216.0%	4.1
Ending Assets	$934.2		$937.6		(0.4)%	$834.8

Average long-term AUM	$783.1		$765.9		2.2%	$685.9
Average AUM	$951.3		$930.3		2.3%	$829.8

Gross revenue yield on AUM(c)	57.6	bps	59.7	bps		58.1	bps
Gross revenue yield on AUM before performance fees(c)	57.2	bps	57.9	bps		57.5	bps
Net revenue yield on AUM(d)	40.3	bps	43.2	bps		41.8	bps
Net revenue yield on AUM before performance fees(d)	39.9	bps	41.3	bps		40.9	bps

(in billions)	Total AUM	Active(g)	Passive(g)
December 31, 2017	$937.6	$738.6	$199.0
Long-term inflows(a)	56.6	40.1	16.5
Long-term outflows	(56.3)	(41.6)	(14.7)
Long-term net flows	0.3	(1.5)	1.8
Net flows in non-management fee earning AUM(b)	(0.4)	—	(0.4)
Net flows in institutional money market funds	0.4	0.4	—
Total net flows	0.3	(1.1)	1.4
Reinvested distributions (a)	0.6	0.6	—
Market gains and losses(a)	(12.2)	(11.8)	(0.4)
Foreign currency translation	7.9	7.6	0.3
March 31, 2018	$934.2	$733.9	$200.3

Average AUM	$951.3	$747.1	$204.2
Gross revenue yield on AUM(c)	57.6bps	69.5bps	14.5bps
Net revenue yield on AUM(d)	40.3bps	47.3bps	14.5bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2017	$937.6	$637.0	$300.6
Long-term inflows(a)	56.6	43.7	12.9
Long-term outflows	(56.3)	(45.8)	(10.5)
Long-term net flows	0.3	(2.1)	2.4
Net flows in non-management fee earning AUM(b)	(0.4)	(0.1)	(0.3)
Net flows in institutional money market funds	0.4	—	0.4
Total net flows	0.3	(2.2)	2.5
Reinvested distributions (a)	0.6	0.6	—
Market gains and losses(a)	(12.2)	(11.0)	(1.2)
Transfers(h)	—	(29.5)	29.5
Foreign currency translation	7.9	4.5	3.4
March 31, 2018	$934.2	$599.4	$334.8

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (f)	Alternatives(e)
December 31, 2017	$937.6	$431.2	$225.8	$57.7	$78.7	$144.2
Long-term inflows(a)	56.6	25.6	14.9	5.4	1.7	9.0
Long-term outflows	(56.3)	(31.3)	(12.6)	(2.9)	(1.4)	(8.1)
Long-term net flows	0.3	(5.7)	2.3	2.5	0.3	0.9
Net flows in non-management fee earning AUM(b)	(0.4)	—	(0.4)	—	—	—
Net flows in institutional money market funds	0.4	—	—	—	0.4	—
Total net flows	0.3	(5.7)	1.9	2.5	0.7	0.9
Reinvested distributions (a)	0.6	0.3	0.2	—	—	0.1
Market gains and losses(a)	(12.2)	(8.3)	(1.6)	(1.3)	0.1	(1.1)
Foreign currency translation	7.9	3.1	1.6	0.8	0.1	2.3
March 31, 2018	$934.2	$420.6	$227.9	$59.7	$79.6	$146.4

Average AUM	$951.3	$437.0	$227.2	$59.0	$82.2	$145.9

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2017	$937.6	$585.4	$26.8	$110.9	$127.1	$87.4
Long-term inflows(a)	56.6	26.1	1.5	4.1	17.3	7.6
Long-term outflows	(56.3)	(28.6)	(1.6)	(5.2)	(15.2)	(5.7)
Long-term net flows	0.3	(2.5)	(0.1)	(1.1)	2.1	1.9
Net flows in non-management fee earning AUM(b)	(0.4)	(0.4)	—	—	—	—
Net flows in institutional money market funds	0.4	1.2	—	(0.3)	0.1	(0.6)
Total net flows	0.3	(1.7)	(0.1)	(1.4)	2.2	1.3
Reinvested distributions (a)	0.6	0.5	—	0.1	—	—
Market gains and losses(a)	(12.2)	(3.5)	(0.2)	(4.3)	(1.9)	(2.3)
Foreign currency translation	7.9	—	(0.8)	3.9	2.3	2.5
March 31, 2018	$934.2	$580.7	$25.7	$109.2	$129.7	$88.9

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(g)

(in billions)	Q1-18		Q4-17		% Change	Q1-17
Beginning Assets	$199.0		$190.5		4.5%	$144.4
Long-term inflows	16.5		16.5		—%	9.1
Long-term outflows	(14.7)		(15.7)		(6.4)%	(7.0)
Long-term net flows	1.8		0.8		125.0%	2.1
Net flows in non-management fee earning AUM(b)	(0.4)		1.6		N/A	1.2
Net flows in institutional money market funds	—		—		N/A	—
Total net flows	1.4		2.4		(41.7)%	3.3
Market gains and losses	(0.4)		5.9		N/A	6.5
Foreign currency translation	0.3		0.2		50.0%	0.1
Ending Assets	$200.3		$199.0		0.7%	$154.3

Average long-term AUM	$113.2		$109.9		3.0%	$76.3
Average AUM	$204.2		$196.6		3.9%	$151.4

Gross revenue yield on AUM(c)	14.5	bps	16.0	bps		16.6	bps
Gross revenue yield on AUM before performance fees(c)	14.5	bps	16.0	bps		16.6	bps
Net revenue yield on AUM(d)	14.5	bps	16.0	bps		16.6	bps
Net revenue yield on AUM before performance fees(d)	14.5	bps	16.0	bps		16.6	bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2017	$199.0	$182.0	$17.0
Long-term inflows	16.5	16.5	—
Long-term outflows	(14.7)	(14.7)	—
Long-term net flows	1.8	1.8	—
Net flows in non-management fee earning AUM(b)	(0.4)	(0.1)	(0.3)
Net flows in institutional money market funds	—	—	—
Total net flows	1.4	1.7	(0.3)
Market gains and losses	(0.4)	(0.4)	—
Foreign currency translation	0.3	0.2	0.1
March 31, 2018	$200.3	$183.5	$16.8

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(d)
December 31, 2017	$199.0	$128.4	$57.3	$—	$—	$13.3
Long-term inflows	16.5	10.3	3.3	—	—	2.9
Long-term outflows	(14.7)	(10.6)	(2.8)	—	—	(1.3)
Long-term net flows	1.8	(0.3)	0.5	—	—	1.6
Net flows in non-management fee earning AUM(b)	(0.4)	—	(0.4)	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	1.4	(0.3)	0.1	—	—	1.6
Market gains and losses	(0.4)	0.1	(0.7)	—	—	0.2
Foreign currency translation	0.3	0.1	0.1	—	—	0.1
March 31, 2018	$200.3	$128.3	$56.8	$—	$—	$15.2

Average AUM	$204.2	$132.8	$56.9	$—	$—	$14.5

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(g) (continued)

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2017	$199.0	$167.3	$0.6	$—	$30.0	$1.1
Long-term inflows	16.5	9.4	—	—	7.1	—
Long-term outflows	(14.7)	(8.4)	(0.1)	—	(6.2)	—
Long-term net flows	1.8	1.0	(0.1)	—	0.9	—
Net flows in non-management fee earning AUM(b)	(0.4)	(0.4)	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	1.4	0.6	(0.1)	—	0.9	—
Market gains and losses	(0.4)	(0.2)	—	—	(0.2)	—
Foreign currency translation	0.3	—	—	—	0.3	—
March 31, 2018	$200.3	$167.7	$0.5	$—	$31.0	$1.1

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)    In 2018, in response to investor feedback, the company reverted to its historical presentation of long-term net flows, which excludes reinvested distributions. To enhance transparency, reinvested distributions will be shown in a separate line in the AUM tables. The fourth quarter 2017 has been reclassified to conform with the current presentation. For periods prior to the third quarter of 2017, reinvested distributions were included in market gains and losses.
(b)     Non-management fee earning AUM includes Invesco PowerShares QQQ, UIT and product leverage.

(c)    Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding China joint venture (JV) AUM. For quarterly AUM, our share of the average AUM in the first quarter for our JVs in China was $9.8 billion (fourth quarter: $9.1 billion; first quarter 2017: $8.4 billion). It is appropriate to exclude the average AUM of our China JVs for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of the JVs is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM.

(d)    Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 8 through 10 of this release for a reconciliation of operating revenues to net revenues.
(e)    The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(f)    Long-term AUM excludes institutional money market and non-management fee earning AUM. Ending AUM as of March 31, 2018 includes $74.5 billion in institutional money market AUM and $88.1 billion in non-management fee earning AUM. (December 31, 2017: $74.0 billion and $87.8 billion, respectively; March 31, 2017: $65.2 billion and $77.6 billion, respectively).
(g)    Passive AUM includes ETFs, UITs, certain non-fee earning leverage and other passive mandates. Active AUM are total AUM less Passive AUM.
(h)    During the first quarter of 2018, $29.5 billion of AUM were transferred from retail into institutional to better reflect the activities of institutional sales teams and the clients they support.

Invesco Ltd.
Investment Capabilities Performance Overview

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	1yr	3yr	5yr
	U.S. Core	20%	10%	13%	25%	6%	7%
	U.S. Growth	40%	27%	83%	36%	36%	83%
	U.S. Value	57%	47%	52%	40%	47%	51%
	Sector	45%	29%	22%	22%	22%	19%
	U.K.	13%	7%	100%	9%	7%	15%
	Canadian	5%	11%	29%	—%	11%	11%
	Asian	62%	71%	90%	68%	89%	87%
	Continental European	95%	98%	99%	77%	74%	98%
	Global	65%	63%	65%	61%	72%	84%
	Global Ex U.S. and Emerging Markets	11%	26%	77%	2%	19%	10%
Fixed Income
	Money Market	99%	99%	99%	97%	98%	97%
	U.S. Fixed Income	89%	89%	87%	81%	75%	84%
	Global Fixed Income	82%	74%	67%	77%	40%	53%
	Stable Value	100%	100%	100%	100%	100%	100%
Other
	Alternatives	83%	86%	74%	46%	86%	56%
	Balanced	48%	48%	51%	40%	92%	90%

Note:
AUM measured in the one-, three-, and five-year peer group rankings represents 56%, 55%, and 52% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one-, three-, and five-year basis represents 70%, 67%, and 62% of total Invesco AUM, respectively, as of March 31, 2018. Peer group rankings are sourced from a widely-used third party ranking agency in each fund's market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and are asset-weighted in U.S. Dollars. Rankings are as of prior quarter-end for most institutional products and preceding month-end for Australian retail funds due to their late release by third parties. Rankings for the most representative fund in each Global Investment Performance Standard (GIPS) composite are applied to all products within each GIPS composite. Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund-of-funds with component funds managed by Invesco, stable value building block funds, and Collateralized Debt Obligations (CDOs). Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor's experience.

Invesco Ltd.
Supplemental Information(1)

	Three months ended March 31, 2018
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$2,517.7	$511.3	$2,006.4
Cash flows from operating activities	(52.2)	(53.3)	1.1
Cash flows from investing activities	(297.8)	(276.6)	(21.2)
Cash flows from financing activities	(44.6)	117.7	(162.3)
Foreign exchange movement on cash and cash equivalents	38.5	1.0	37.5
Increase/(decrease) in cash and cash equivalents	(356.1)	(211.2)	(144.9)
Net cash inflows (outflows) upon consolidation/deconsolidation of CIP	(39.3)	(39.3)	—
Invesco and CIP cash and cash equivalents, end of the period	$2,122.3	$260.8	$1,861.5

	As of March 31, 2018
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$1,861.5	$—	$—	$1,861.5
Unsettled fund receivables	837.6	—	—	837.6
Investments	713.6	(441.1)	—	1,154.7
Investments and other assets of CIP	5,611.0	5,611.0	—	—
Cash and cash equivalents of CIP	260.8	260.8	—	—
Assets held for policyholders	12,902.2	—	12,902.2	—
Goodwill and intangible assets, net	8,163.6	—	—	8,163.6
Other assets (2)	1,268.8	(3.9)	—	1,272.7
Total assets	31,619.1	5,426.8	12,902.2	13,290.1
LIABILITIES
Debt of CIP	4,502.7	4,502.7	—	—
Other liabilities of CIP	349.5	349.5	—	—
Policyholder payables	12,902.2	—	12,902.2	—
Unsettled fund payables	811.5	—	—	811.5
Long-term debt	2,076.4	—	—	2,076.4
Other liabilities (3)	1,505.8	—	—	1,505.8
Total liabilities	22,148.1	4,852.2	12,902.2	4,393.7
EQUITY
Total equity attributable to Invesco Ltd.	8,895.3	(0.1)	—	8,895.4
Noncontrolling interests (4)	575.7	574.7	—	1.0
Total equity	9,471.0	574.6	—	8,896.4
Total liabilities and equity	$31,619.1	$5,426.8	$12,902.2	$13,290.1

(1) These tables include non-GAAP presentations.  Cash held by CIP is not available for use by Invesco.  Additionally, there is no recourse to Invesco for CIP debt.  The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity.  The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.
(2) Amounts include accounts receivable, prepaid assets, property, equipment and software and other assets.
(3) Amounts include accrued compensation and benefits, accounts payable and accrued expenses and deferred tax liabilities.
(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.